Exhibit 14.1

Corporate Ethics Policy

TABLE OF CONTENTS

I. General Policy

II. Antitrust Laws

III. Health, Safety and the Environment

IV. Accounting Records and Controls

V. Political Contributions

VI. Foreign Governmental Payments

VII. Anti-Boycott Laws

VIII. Conflicts of Interest

IX. Commercial Transactions

X. Equal Employment Opportunity, Anti-Sexual Harassment and Non-Discrimination

XI. Trade Secrets and Confidential Information

XII. Application, Compliance and Discipline

Certificate of Compliance.

The Corporate Ethics Policy is not a contract, and is not intended to create any contractual obligations on the part of the Company or its subsidiaries or affiliates.

This Corporate Ethics Policy Does Not Change the Existing At Will Employment Relationship Between the Company and Its Employees.

1. General Policy

This Policy on Corporate Conduct is issued by the management of Solo Cup Company (the “Company”) to publish clearly and unambiguously the existing policies of the Company relating to ethical standards and business practices.

The Company expects all employees to observe the highest ethical standards in the performance of their duties and to observe all laws and regulations governing business transactions. The guidelines in this Policy on Corporate Conduct are to be applied to the conduct of every aspect of the business of the Company, including its operations in foreign countries.

The executive officers of the Company are responsible for assuring consistent adherence to this Policy. They set the standards for business ethics in their conduct of the Company’s business.

Each employee, however, ultimately is responsible for his or her own actions. All employees must acquaint themselves with the legal standards and restrictions applicable to their assigned duties and responsibilities, and conduct themselves accordingly.

The Company is recognized worldwide as an ethical and law-abiding company that is highly competitive and successful. At the same time, government regulation of business continues to increase, resulting in more complex laws, regulations, and procedures. This proliferation of regulations increases the potential for violations of law, which can result in loss of reputation and business opportunities, substantial fines, penalties, financial losses and even imprisonment.

Accordingly, whenever the legality or propriety of any proposed program or course of conduct is subject to question, it is incumbent upon the employee involved to obtain advice concerning these policies from the person to whom he or she reports.

II. Antitrust Laws

Company Policy #97-1

The Company has consistently maintained a policy of strict compliance with all aspects of the antitrust laws because we fully support their purpose and because it is the law.

U.S. antitrust laws govern the Company’s conduct and transactions in dealing with competitors, customers and suppliers.

Severe criminal and civil penalties may be imposed on the Company and on its employees if an employee authorizes or participates in a violation of the antitrust laws. It is, therefore, important to understand and strictly follow this policy so the Company and its employees may avoid even the appearance of an antitrust violation.

The most common charges of unlawful antitrust conduct involve:

1. Price Fixing: working together with other manufacturers or distributors to maintain price levels.

2. Price Discounting: favoring one customer over another, by use of difference in price, discount, or allowances

Employees should avoid even the appearance of a violation by observing the following rules:

1. Do not meet with principals or representatives of the Company’s competitors.

2. Do not enter into any discussion or arrangement with anyone involving the maintenance of pricing or of price levels.

III. Health, Safety and the Environment

Corporate Policy #97-2

It is the policy and practice of the Company to promote the protection of people and the environment as a part of everything we do and every decision we make.

Each employee has a responsibility to understand and comply with environmental, health and safety requirements and ensure that our products and operations meet applicable national, state and local requirements as well as the Company’s internal policies and practices. In many cases the Company’s own internal standard will be more strict than the applicable government requirement. The Company’s goal is to eliminate environmental, health and safety hazards for its employees, the public and the environment. To meet this goal, the Company trains its employees and operates its business by using safe technologies and operating procedures and by being well prepared for emergencies.

IV. Accounting Records and Controls

Corporate Policy #97-3

The maintenance of accurate books and records is essential if the Company is to conduct its business in an informed and intelligent manner. Meaningful business judgments cannot be made if based on false information.

For these reasons, it is fundamental Company policy that all books, records and accounts must be accurate, must be supported by adequate documentation and must fairly reflect the economic realities underlying the reported transaction.

The obligation to provide true information and avoid false records means, among other things, that the Company must not submit false invoices to customers or knowingly pay false invoices from suppliers. False invoicing almost always occurs in order to assist some violation of law.

Example 1:

A distributor in a foreign country may request a false invoice to artificially inflate its expenses and thereby illegally reduce taxes. This violates local tax law and makes the preparer of the false invoice an aider and abettor of a tax violation.

Example 2:

Our policy also prohibits payment of invoices by the Company to suppliers that are known to be false. This activity deceives the Company and results in the creation of off-book funds. Off-book funds are notorious instruments for illegal behavior such as bribe payments. Activities of this nature violate U.S. law, foreign law and this Policy. In order to preserve the integrity of invoices, payments must properly reflect services actually rendered.

V. Political Contributions

Corporate Policy #97-4

Political contributions on behalf of the Company in any form (e.g., money, materials, supplies, donated or discounted services or loans) must be approved in advance in writing by the Company’s chief financial officer Although employees are permitted to make personal contributions, the Company, under no circumstances, will reimburse an employee for any such contribution.

VI. Foreign Governmental Payments

Corporate Policy #97-5

A. Prohibited Payments

The Company competes on the basis of price, quality and service. It does not engage in illegal conduct in order to secure business. Accordingly, no payment of any kind shall be made by any person on behalf of the Company to any employee of a customer for the purpose of inducing that person to assist the Company to obtain business or preferential, regulatory or tax treatment.

All U.S. companies are prohibited by law from paying bribes to foreign government officials, candidates for political office and employees of political parties in order to obtain business. Payments of bribes by the Company or its subsidiaries will cause the Company to violate this U.S. law.

The term “government official” is broadly defined and includes the following:

1. members of the executive, legislative and judicial branches of national, regional or local governments;

2. military officers; and, most importantly;

3. employees of commercial enterprises that are owned or controlled by national, regional or local governments.

Payments of bribes in these circumstances, of course, are also a violation of local foreign law.

B. Permitted Payments

Gifts and Entertainment

Gifts and entertainment of nominal value ($100 or less) may be made to an agent or employee of a present or prospective private, commercial customer but only after approval by the chief financial officer of the Company.

Approval will be granted only if:

(i) the gift or entertainment is lawful, customary and necessary to the conduct of business, and

(ii) public disclosure of the facts will not embarrass or prejudice the Company or its employees.

In all instances, the amounts expended for such gifts, favors or entertainment must be properly reflected in the Company’s books, records and accounts.

Facilitating Payments

In certain circumstances, so-called “facilitating or expediting payments” in nominal amounts to low-level government employees may be made to expedite or secure routine governmental actions.

Routine governmental actions include the following:

(i) obtaining permits, licenses, or other official documents to qualify a person to do business in a foreign country;

(ii) processing governmental papers, such as visas and work orders;

(iii) providing police protection, mail pick-up and delivery, or scheduling inspections associated with contract performance or inspections related to the transit of goods across country; and

(iv) providing phone service, power and water supply, loading and unloading cargo, or protecting perishable products or commodities from deterioration.

Before any payments are made, however, the chief financial officer shall have determined that; (i) the government action or assistance sought is proper for the Company to receive; (ii) the payments are customary in the country where made; and (iii) there is no reasonable alternative to making the payment.

All such payments shall be reported to the Company’s chief financial officer on at least a quarterly basis.

VII. Anti-Boycott Laws

Corporate Policy #97-6

The Company and its subsidiaries, including its non-U.S. subsidiaries, are subject to fines and other sanctions for violation of U.S. anti-boycott laws. Boycott activity by these subsidiaries can also result in adverse tax consequences for the Company. While these laws were passed primarily to address the Arab boycott of Israel, they are not limited to the Arab boycott.

Anti-boycott laws prohibit the Company from refusing to do business because of another Country’s boycott.

In addition, they require the Company to report any boycott requests.

In order to assist compliance, no employee of the Company may furnish information about the Company’s business relationship with a boycotted country and no employee can authorize the Company to accept, pay or honor a letter of credit containing prohibited conditions or requirements.

Any boycott request or potential boycott problem must be promptly reported to your supervisor who shall immediately advise the Company’s chief financial officer.

VIII. Conflicts of Interest

Corporate Policy #97-7

It is the Company’s worldwide policy that, without prior management approval, Company employees and members of an employee’s immediate family should not engage in activities that conflict with or are inconsistent with the Company’s activities or business interests. These activities include those that could cause a reasonable person to believe that their judgment and loyalty to the Company or objectivity in the conduct of the Company’s business activities and assignments might be adversely influenced.

The Company requires each employee to avoid any direct or indirect interest, investment, or association which is likely to interfere with the employee’s ability to use independent judgment in discharging his or her other duties for the Company.

Examples of real and potential conflict situations that must first be approved by a Company officer include:

(i) Competing directly or indirectly with any part of the Company.

(ii) Having a direct or indirect financial interest in or financial relationship with the Company’s competitors, suppliers or customers (except for insignificant stock interests in publicly held companies).

Under no circumstances should an employee of the Company accept money as a business courtesy or gratuity.

IX. Commercial Transactions

Employees have an obligation to deal with the Company’s customers and suppliers in a consistently fair and honorable manner. In addition to the statements made elsewhere in this Policy on Corporate Ethics, the following must be observed in the day-to-day dealings of the Company’s personnel with outsiders.

All arrangements with third parties, such as distributors, agents or consultants, must be formalized in a written contract or purchase order which provides for services that are in fact to be performed, and for reasonable fees.

All payments for commissions, discounts or rebates must be made by Company check or draft (not by cashier’s check or currency). The preferred method of effecting a rebate is by credit memorandum issued to the customer, unless the Company’s check or draft (not a cashier’s check or currency) is necessary due to the transaction. Any check or draft should refer to the sales invoices involved, the name of the agent, distributor, customer or consultant, and indicate the amount of commission, discount or rebate, and the number of units.

No commission payments shall be made in excess of those required in the ordinary course of business and such payments shall be made strictly in accordance with the Company’s approval process.

Neither the Company nor any employee shall make any payment for the benefit of any supplier, customer, distributor, agent or other person for the purpose of inducing that person to act against the interest of his or her employer.

No rebate shall be made to the Company or any of its employees and no kickbacks or commercial bribes or other form of payoff are to be made to or received from any supplier or other business firm.

X. Equal Employment Opportunity, Anti-Sexual Harassment and Non-Discrimination

Company Policy #97-8

It is the policy and practice of the Company to provide and promote equal employment opportunities for all applicants and employees. It is the responsibility of all employees to ensure that the concepts of equal employment opportunity and non-discrimination are understood, abided by, and carried out by everyone. It is the policy of the Company to hire, train, promote, compensate, and administer all employment practices without regard to race, color, sex, age, marital status, religion, national origin, or disability unrelated to the ability to perform a job. Harassment of employees because they are members of any of the foregoing protected groups is prohibited and will not be tolerated. In addition, sexual harassment or harassment on any grounds stated above is strictly forbidden and will not be tolerated. Employees are encouraged to report any suspected violations. The Company will take appropriate measures in response to any such incidents which are reported. Every good faith effort will be taken by the Company to fulfill the objectives of this policy.

XI. Trade Secrets and Confidential Information

No employee shall, without the approval of the Company, disclose, directly or indirectly, any Company trade secrets or confidential information acquired in the course of his or her employment, or use that information to further any personal interest.

XII. Application, Compliance and Discipline

This Policy on Corporate Conduct applies to each employee of the Company. The responsibility for compliance with this Policy, including the duty to seek interpretation when in doubt, rests with each employee. Each employee to whom this Policy is distributed must certify at least once a year that he or she is in compliance by completing the Certificate of Compliance contained at the end of this Policy and submitting it to the Company’s chief financial officer. An employee failing to comply with this Policy shall be subject to disciplinary action, up to and including termination of employment.

It shall be the responsibility of the executive officers of the Company to ensure proper dissemination of this Policy annually to all managerial, supervisory and professional personnel under their supervision. It shall be the responsibility of the chief financial officer to annually collect the detachable Certificate of Compliance from each employee recipient.

CERTIFICATE OF COMPLIANCE

I hereby advise the Company that I have received and read a copy of the Company’s booklet entitled “Solo Cup Company Corporate Ethics Policy.” I understand the purposes and contents of the Policy and acknowledge that it sets forth the ethical guidelines the Company requires me to follow in conducting its business. I acknowledge a responsibility to comply with the Policy in conducting the Company’s business. I will uphold and apply these guidelines in all respects. If I am in doubt, I will seek advice and guidance as provided in the Policy before proceeding.

I ACKNOWLEDGE AND AGREE THAT THE CORPORATE ETHICS POLICY DOES NOT CONSTITUTE AN EMPLOYMENT CONTRACT BETWEEN ME AND THE COMPANY. I ALSO ACKNOWLEDGE AND AGREE THAT MY EMPLOYMENT CAN BE TERMINATED BY THE COMPANY AT ANY TIME WITHOUT CAUSE IN THAT I AM EMPLOYED BY THE COMPANY ON AN AT-WILL BASIS.

Signature

Name of Employee

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